Exhibit 21.1

QEP Midstream Partners, LP
Subsidiaries of the Partnership

Name	State of Organization
QEP Midstream Partners Operating, LLC (1)	Delaware
QEP Gathering I, LLC (2)	Delaware
Rendezvous Gas Services, L.L.C. (3)	Wyoming
Three Rivers Gathering, L.L.C. (4)	Delaware
Rendezvous Pipeline Company, LLC (5)	Colorado
Green River Processing, LLC (6)	Delaware
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(1) 100% owned by QEP Midstream Partners, LP
(2) 100% owned by QEP Midstream Partners Operating, LLC
(3) 78% owned by QEPM Gathering I, LLC
(4) 50% owned by QEP Midstream Partners Operating, LLC
(5) 100% owned by QEPM Gathering I, LLC
(6) 40% owned by QEP Midstream Partners Operating, LLC